Exhibit 5.2

Peace Acquisition Corp 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D +852 3656 6054/ +852 3656 6061 E nathan.powell@ogier.com/ florence.chan@ogier.com Reference: FYC/AGC/509611.00001 6 October 2025

Dear Sirs

Peace Acquisition Corp (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities Exchange Commission under the United States Securities Act of 1933 (the Act), as amended (including its exhibits, the Registration Statement) related to the offering and sale of (the Offering):

(i)	6,000,000 units (each a Unit, and together, the Units), with each Unit consisting of (a) one ordinary share of the Company with a par value of US$0.0001 each (the Ordinary Shares) and (b) one right which entitles its holder to receive one-tenth (1/10) of one Ordinary Share upon completion of the initial business combination (the Rights);

(ii)	up to 900,000 units (the Over-allotment Units, and together with the Units, the Public Units) which the underwriters (the Underwriters), will have a 45-day option to purchase from the Company to cover over-allotments, if any; and

(iii)	all Ordinary Shares and Rights issued as part of the Public Units and all Ordinary Shares that may be issued upon exercise of the Rights comprised in such Public Units (which constitute all of the Ordinary Shares or rights to acquire the same in the Company being registered pursuant to the Registration Statement).

All of the Public Units, including the Ordinary Shares and Rights comprised therein and the Ordinary Shares underlying the Rights included in such Units, are collectively referred to as the Securities.

This opinion letter is given in accordance with the terms of the legal matters section of the Registration Statement.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Yuki Yan David Lin Alan Wong Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar of Companies).

Corporate power

(b)	The Company has all requisite power under its memorandum and articles of association to exercise its rights and perform its obligations under and as described in the Registration Statement.

Shares

(c)	The Ordinary Shares included in the Public Units to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and when:

(i)	issued by the Company against payment in full of the consideration thereof in accordance with the terms set out in the Registration Statement, the terms set out in the underwriting agreement referred to within the Registration Statement and the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Ordinary Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

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(d)	Any Ordinary Shares which are to be issued pursuant to the Rights, in each case when the Rights are exercisable under the terms of the rights agreement, as referred to within the Registration Statement, have been duly reserved and authorised for issue and, when:

(i)	issued by the Company upon due exercise of the Rights in accordance with the terms of the rights agreement, as referred to in the Registration Statement and in accordance with the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Ordinary Shares have been duly registered in the Company’s register of members as fully paid shares,

will be, subject to payment of the exercise price therefor under the terms of the Rights (as applicable), validly issued, fully paid and non-assessable.

No litigation revealed

(e)	Based solely on our investigation of the Register of Writs and Other Originating Process (Register of Writs), no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of or the appointment of a restructuring officer to the Company, as of the close of business on the day before our inspection.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association) entered into by or binding on the Company.

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5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity) and purchasers of the Public Units pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Proposed Business - Enforcement of Civil Liabilities – Cayman Islands”; “Description of Securities - Enforcement of Civil Liabilities” and “Legal Matters”.

Yours faithfully

Ogier

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SCHEDULE 1

List of Documents Examined

1	The Certificate of Incorporation of the Company dated 24 June 2025 issued by the Registrar of Companies of the Cayman Islands.

2	The memorandum and articles of association of the Company as filed with the Registrar of Companies of the Cayman Islands on 24 June 2025 (the Memorandum and Articles of Association).

3	The draft amended and restated articles of association of the Company appended to the Registration Statement to be adopted by the Company with effect from the closing of the Offering.

4	A certificate of good standing dated 2 October 2025 issued by the Registrar of Companies of the Cayman Islands in respect of the Company (the Good Standing Certificate).

5	Copies of the written resolutions by the sole director of the Company dated 3 October 2025 (the Board Resolution).

6	The register of members of the Company as at 4 August 2025 (the Register of Members)

7	The register of directors and officers of the Company as at 10 July 2025 (the Register of Directors, and together with the Register of Members, the Statutory Books).

8	A certificate from a director of the Company dated 6 October 2025 as to certain matters of fact (the Director’s Certificate).

9	The Registration Statement.

10	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 6 October 2025.

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SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Statutory Books is accurate and complete as at the date of this opinion.

5	The form of the underwriting agreement and the rights agreement (collectively, the Documents) has been or will be duly executed by all parties in materially the form as exhibited to the Registration Statement and in respect of the Company, in the manner authorised in the Board Resolutions.

Status, authorisation and execution

6	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7	Each Document will be duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands) prior to the Offering.

8	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

Enforceability

9	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party of its rights or the performance of its obligations under the Documents contravene those laws or public policies.

10	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

11	None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) (Companies Act) of the Cayman Islands.

Share issuance

12	The Ordinary Shares will be issued (whether as a principal issue or issuable upon exercise of the Rights) at an issue price in excess of the par value thereof and will be entered on the register of members of the Company as fully paid.

13	The draft amended and restated articles of association appended to the Registration Statement will be adopted by the Company in accordance with the Memorandum and Articles of Association prior to the date that any Public Units and the Ordinary Shares comprised therein are issued by the Company.

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SCHEDULE 3

Qualifications

Good Standing

1	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar of Companies, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of Writs

3	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

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